EXHIBIT 99 (a)

FOR IMMEDIATE RELEASE: AUGUST 6, 1997

Heilig-Meyers Company (NYSE:HMY), the Richmond-based home furnishings retailer, today reported sales results for the month of July 1997. Net sales for the month increased approximately 87.0% to an estimated $166.7 million compared to $89.1 million for July 1996. Sales in stores which were open for the comparable month in the prior year increased approximately 1.5%.

Net sales for the five-month period ended July 1997 increased approximately 65.3% to an estimated $807.5 million compared to $488.6 million for the same period last year. Sales in stores which were open for the comparable period in the prior year increased 2.1%.

Troy A. Peery, Jr., President and Chief Operating Officer, commented that July sales were soft, primarily in the Company's Heilig-Meyers stores where sales of seasonal goods were particularly slow. He further added that while sales results in certain of the Company's other formats, in particular the Berrios stores and the recently acquired Mattress Discounters stores, were better than planned, it was likely that earnings for the second quarter, which ends August 31, 1997, would be under pressure due to the sales short-fall through the first two months of the quarter.

Heilig-Meyers Company, a Virginia corporation, currently operates a total of 1,166 stores; 848 as Heilig-Meyers, 169 as Mattress Discounters, 99 as Rhodes, 18 as The RoomStore and 32 stores in Puerto Rico as Berrios.